Exhibit 10.5
TENNANT COMPANY

2017 STOCK INCENTIVE PLAN

Non-Employee Director Restricted Stock Agreement

Name of Participant:
No. of Shares:	Date of Grant:

This is a Restricted Stock Agreement (“Agreement”) between Tennant Company, a Minnesota corporation (the “Company”), and the participant identified above (the “Participant”) effective as of the date of grant specified above.

Recitals

WHEREAS, the Company maintains the Tennant Company 2017 Stock Incentive Plan (the “Plan”); and

WHEREAS, pursuant to the Plan, the Compensation Committee of the Board of Directors (the “Committee”) has the authority to determine the awards to be granted under the Plan; and

WHEREAS, the Participant is a Non-Employee Director of the Company and is eligible to receive an award of Restricted Stock under the Plan (the “Restricted Stock Award”);

NOW, THEREFORE, the Company hereby grants this Restricted Stock Award to the Participant under the terms and conditions as follows:

Terms and Conditions*

1.	Grant.

(a)
The Participant is granted the number of Shares of Restricted Stock specified at the beginning of this Agreement. Unless and until these Shares vest as provided in Section 2 below, they are subject to the restrictions provided for in this Agreement and are referred to as “Restricted Shares.”

(b)
The Restricted Shares will be evidenced by a book entry made in the records of the Company’s transfer agent in the name of the Participant, unless the Participant requests a certificate evidencing the Restricted Shares. Each book entry, or stock certificate if requested by a Participant, evidencing any Restricted Shares may contain such notifications or legends and stock transfer instructions or limitations as provided herein or as may be determined or authorized by the Company in its sole discretion. If a certificate evidencing any Restricted Shares is issued, the Company may, in its discretion, retain custody of such certificate until such Shares vest and require, as a condition to issuing any such certificate, that the Participant deliver to the Company a stock power duly executed in blank relating to such custody.

2.
Vesting of Award. This Restricted Stock Award shall vest when the Participant’s service as a member of the Board ends as a result of the first to occur of the following events, provided the Participant has continuously served as a member of the Board between the date of grant specified above and the date of such event, and that period of continuous service has been at least six months:

(a)	death;

(b)	disability preventing continued service as a member of the Board;

(c)	retirement from the Board in accordance with any policy of the Company regarding retirement of Non-Employee Directors then in effect;

(d)	resignation at the request of the Board (other than for gross misconduct as determined by the Board);

(e)	resignation on the date specified in a written notice provided to the Board at least six months in advance;

(f)
the Participant’s failure to have been re-nominated for election to the Board (unless due to the Participant’s unwillingness to continue to serve) or to have been re- elected to the Board by the Company’s shareholders;

(g)	the Participant’s removal by the Company’s shareholders; or

(h)	in the event of a Change of Control.

Notwithstanding any other provision of this Agreement, the Committee may, in its discretion, declare that the Restricted Shares, or any portion of them, will vest at such other times and in such other situations as it deems appropriate and in the best interest of the Company.

__________________________________

*
Unless the context clearly indicates otherwise, any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

3.
Effect of Vesting. Upon the vesting of any Restricted Shares, all restrictions on such vested Shares as specified in this Agreement will lapse and such vested Shares will no longer be subject to forfeiture as provided in Section 5 below. Upon vesting, the Company will issue to the Participant a certificate or electronically transfer by book-entry the number of Shares that are free of any transfer or other restrictions arising under this Agreement. Any such issuance or transfer may be conditioned upon the Participant returning to the Company any certificate(s) evidencing such Restricted Shares that may previously have been delivered to the Participant.

4.
Applicable Restrictions. The Restricted Shares may not be transferred, sold, assigned, pledged, alienated, attached or otherwise encumbered (collectively, a “Transfer”) prior to the time they vest in accordance with this Agreement, except for a transfer to the Successor of the Participant in the event of the Participant’s death. Any prohibited Transfer will be void and unenforceable against the Company. No attempted Transfer of any Restricted Shares that is prohibited hereunder, whether voluntary or involuntary, shall vest the purported transferee with any interest or right in or with respect to such Shares.

5.
Forfeiture of Shares. If any of the Restricted Shares become the subject of an attempted Transfer, or if Participant’s service as a member of the Board terminates for any reason other than as provided in Section 2 above, this Restricted Stock Award will immediately terminate and all Restricted Shares will be forfeited to the Company.

6.
Actions in Connection With a Forfeiture of Shares. If the Company does not have custody of any and all certificates representing any Restricted Shares forfeited hereunder, the Participant shall immediately return to the Company any and all such certificates. If the Participant has not already done so, the Participant will also deliver to the Company a stock power duly executed in blank relating to any and all certificates representing Restricted Shares forfeited to the Company, and the Company will be authorized to cancel any and all certificates representing Restricted Shares so forfeited and to cause a book entry to be made in the records of the Company’s transfer agent in the name of the Participant (or a new stock certificate to be issued, if requested by the Participant) evidencing any Shares that vested prior to forfeiture. If the Restricted Shares are evidenced by a book-entry made in the records of the Company’s transfer agent, then the Company will be authorized to cause such book-entry to be adjusted to reflect the number of Restricted Shares so forfeited.

7.	Restrictive Legend. Any book entry or certificate representing Restricted Shares shall contain a notation or bear the following legend:

“THE SHARES REPRESENTED BY THIS [BOOK-ENTRY] [CERTIFICATE] MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

The Participant agrees that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

8.
Rights as a Shareholder; Rights to Dividends. As of the date of grant specified at the beginning of this Agreement, the Participant shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares (including voting rights), except as otherwise specifically provided in this Agreement. Notwithstanding the foregoing, any dividends, whether in cash, stock or other property, declared and paid by the Company with respect to Restricted Shares that have not yet vested in accordance with Section 2 of this Agreement (“Accrued Dividends”) shall vest and be paid to the Participant, without interest, only if and when such Restricted Shares vest. If Accrued Dividends consist of shares of capital stock, certificates for such shares will be issued and the unvested Accrued Dividends shall be held in the same manner as certificates for Restricted Shares are issued and held under Section 3 above. In the event that the Participant forfeits Restricted Shares as provided under Section 5 hereof, all unvested Accrued Dividends shall also be cancelled by the Company. The Participant shall have no further rights with respect to any Accrued Dividends that are so forfeited. If the Accrued Dividends consist of shares of capital stock, such Accrued Dividends will be forfeited and cancelled in the same manner and under the same terms as forfeited Restricted Shares under Section 6.

9.	Adjustments for Changes in Capitalization. This Restricted Stock Award shall be subject to adjustments for changes in the Company’s capitalization as provided in Section 16 of the Plan.

10.
Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Participant. This Agreement is subject to and shall be construed in accordance with the terms of the Plan. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

11.
Service as a Director. This Agreement shall not give the Participant a right to continued service on the Board, nor will it interfere in any way with any right of the Board, the Company or its shareholders to terminate such service.

12.
Tax Consequences. The Participant understands that unless a proper and timely Section 83(b) election has been made as further described below, generally under Section 83 of the Code, at the time the Restricted Shares vest, the Participant will be obligated to recognize ordinary income and be taxed in an amount equal to the Fair Market Value as of the date of vesting for the Restricted Shares then vesting. The Participant shall be solely responsible for any tax obligations that may arise as a result of the vesting of Restricted Shares.

The Participant has been informed that, with respect to the grant of the Restricted Stock Award, an election may be filed by the Participant with the Internal Revenue Service, within 30 days of the date of grant, electing pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Restricted Shares on the date of grant. The Participant acknowledges that it is the Participant’s sole responsibility to timely file the election under Section 83(b) of the Code. If the Participant makes such election, the Participant shall promptly provide the Company a copy and the Company may require at the time of such election an additional payment for withholding tax purposes based on the Fair Market Value of the Restricted Shares as of the date of grant.

13.
Restricted Shares Subject to Plan, Articles of Incorporation and By-Laws. Participant acknowledges that this Restricted Stock Award is subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

14.
Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Restricted Stock Award reserve and keep available a sufficient number of Shares to satisfy this Agreement.

15.
Nature of the Award. The Participant understands that the value that may be realized, if any, from the Restricted Stock Award is contingent, and depends on the future market price of the Common Stock, among other factors. The Participant further confirms his or her understanding that the Restricted Stock Award is intended to promote stock ownership and to align Non-Employee Directors’ interests with those of the Company’s shareholders. The Participant also understands that (i) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) all decisions with respect to any future award will be at the sole discretion of the Company; (iii) his or her participation in the Plan is voluntary; and (iv) no claim or entitlement to compensation or damages arises from termination of this Restricted Stock Award or diminution in value of this Restricted Stock Award, and he or she irrevocably releases the Company, and its subsidiaries from any such claim that may arise.

16.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors, and assigns of the Participant.

17.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement effective as of the      day of     , 20    .

PARTICIPANT

TENNANT COMPANY

By /s/ Carol E. McKnight
Carol E. McKnight

Its SVP, Global Human Resources

Date